SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report (Date of earliest event reported):  December 5, 2014

NEMAURA MEDICAL, INC.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

000-55283	46-5027260
(Commission File Number)	(IRS Employer Identification No.)

Charnwood Building, Holywell Park, Ashby Road, Loughborough, Leicestershire LE11 2PU United Kingdom	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	00 44 1509 222912
________________________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02.  Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On December 5, 2014, Ms. Julie Pomeroy provided notice that she was resigning from her position as the Director of Finance of Nemaura Medical, Inc. (the “Company”), effective immediately. There were no disagreements between Ms. Pomeroy and the Company on any matter relating to the Company’s operations, policies or practices, that resulted in her resignation.

The Board of Directors of the Company has appointed Ms. Kathryn Farrar, to serve as the Director of Finance.

Ms. Farrar has served as the Accounts Manager for Nemaura Pharma Limited, an affiliated company, on a part-time basis since January 2010.  Her responsibilities included the preparation and management of the accounts of Nemaura Pharma and related companies.  Ms. Farrar was also pivotal in supporting the preparations for the registration of the common stock of the company with the Securities and Exchange Commission.  Prior to her employment with Nemaura Pharma, from September 1998 to December 2009 she worked within the audit department at KPMG in the UK.  Ms. Farrar has been a chartered accountant since 2001. Ms. Farrar received a Degree and Masters in Chemistry from the University of Oxford in 1998.

The Company has agreed to pay Ms. Farrar, in her capacity as Director of Finance, an annual salary of £70,000, which amount shall be prorated for the 2015 fiscal year.  Either party may terminate employment by providing the other party with no less than three months’ prior notice.

There are no family relationships between Ms. Farrar and any of the officers of director of the Company.  Ms. Farrar has not engaged in any related party transactions.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Consultancy Agreement between the Company and Ms. Kathryn Farrar

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nemaura Medical, Inc.
By: /s/ Dewan F H Chowdhury
Name: Dewan F H Chowdhury
Title: Chief Executive Officer

Dated: December 11, 2014

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Exhibit List

Exhibit No.	Description
10.1	Consultancy Agreement between the Company and Ms. Kathryn Farrar

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